Exhibit 3.01

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

OMNITEK ENGINEERING CORP.

The undersigned certify that:

1.

They are the President and Secretary, respectively, of Omnitek Engineering Corp., a California corporation.

2.

The Articles of Incorporation of this Corporation are amended and restated in their entirety to read as follows and supersede and take the place of the existing Articles of Incorporation and all prior amendments thereto and restatements thereof:

ARTICLE 1.

Company Name

1.1

The name of this corporation is: Omnitek Engineering Corp.

ARTICLE 2.

Purpose

2.1

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE 3.

Capital Stock

3.1

Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is one hundred fifty million (150,000,000) shares, consisting of (a) one hundred twenty five million (125,000,000) shares of Common Stock, no par value per share (the "Common Stock") and (b) twenty-five million (25,000,000) shares of preferred stock, no par value per share (the "Preferred Stock").

3.2

Common Stock. Each share of Common Stock shall have, for all purposes one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders’ meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

3.3

Preferred Stock. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ARTICLE 4.

Indemnification of Officers and Directors

4.1

The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

4.2

This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by by-law, agreement or otherwise, for breach of duty to this corporation and its shareholders in excess of that expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

4.3

Any amendment, repeal or modification of any provision of this Article 4. shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment.

4.4

If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law as so amended.

3.

The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors of this corporation.

4.

The foregoing amendment and restatement of the corporation's Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation prior to this amendment and restatement is 16,006,398. The number of shares voting in favor of this amendment and restatement equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Amended and Restated Articles are true and correct of our own knowledge.

Dated: April 9, 2008

/s/ Werner Funk

By: Werner Funk

Its: President and Secretary